(KPMG Logo)
KPMG LLP 4200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402

July 21, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentleman:

We were previously engaged as principal accountants to audit the financial statements of Keystone Mutual Funds as of and for the year ended June 30, 2007.  On May 11, 2007, the client-auditor relationship between the Keystone Mutual Funds and KPMG LLP ceased.  We have read Keystone Mutual Funds' statements included under the heading "Change in Auditor" on page 21 of its Form N-CSR filing dated September 7, 2007, and we agree with such statements.

Very truly yours,

/s/KPMG LLP

cc:  Michael Eckert, Cornerstone Capital Management

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG Internationa, a Swiss cooperative